Yorkville advisors

February 1, 2008

Wherify Wireless, Inc.
2000 Bridge Parkway – Suite 201
Redwood Shores, CA94065

Attention: Vincent D. Sheeran

Re: Default pursuant to Secured Convertible Debenture No. CCP-1 issued on March 10, 2006
Default pursuant to Secured Convertible Debenture No. CCP-2 issued on March 10, 2006

Dear Mr. Sheeran:

As you are aware, pursuant to section 2 c. of the amendment agreement by and between Whereify Wireless, Inc. (the "Company") and YA Global Investments, L.P. (f/k/a Cornell Capital Partners, L.P.) ("YA Global"), commencing on October 2, 2007 the Company was obligated to make monthly amortization payments of Two Hundred Thousand Dollars ($200,000) under Secured Convertible Debenture CCP-1 issued by the Company to YA Global on March 10, 2006 ("Debenture CCP-1") and Two Hundred Thousand Dollars ($200,000) Secured Convertible Debenture CCP-2 ("Debenture CCP-2") issued on March 10, 2006 (collectively CCP-1 and CCP-2 shall be referred to as the "Debentures"). Please be advised that such payments have not been made and therefore they Company is in default pursuant to Section 2 (a)(i) of the Debentures which states:

> "Any default in the payment of the principal of, interest on or other charges in respect of this Debenture, free of any claim of subordination, within three (3) business days of when the same shall become due and payable (whether on a Scheduled Payment due date, a Conversion Date or the Maturity Date or by acceleration or otherwise)"

Therefore, pursuant to Section 2(b) of the Debentures please be advised that four million eight hundred seventy-five thousand ($4,875,000) in principal ($2,375,000 pursuant to Debenture CCP-1 and $2,500,000 pursuant to Debenture CCP-2), six hundred eleven thousand fifty-four dollars and seventy-nine cents ($611,054.79) in accrued and unpaid interest, plus liquidated

damages totaling eight hundred seventy-seven thousand five hundred dollars ($877,500) (pursuant to Section 2(c) of the Investor Registration Rights Agreement entered into March 10, 2006 by and between the Company and YA Global), is immediately due.

Please remit the sum of six million three hundred sixty-three thousand five hundred fifty-four dollars and seventy-nine cents ($6,363,554.79) to YA Global by the close of business (5:00 EST) on Monday, February 4, 2008. In the event that such amounts are not received, please be advised that we will immediately initiate legal action to pursue all legal remedies to which we are entitled, including, but not necessarily limited to, those described in the Pledge and Escrow Agreement entered into March 10, 2006 by and between the Company, YA Global, and David Gonzalez, the Security Agreement entered into March 10, 2006 by and between the Company and YA Global, and the Security Agreement entered into March 10, 2006 by and between Wherify California, Inc. and YA Global. We will additionally seek recovery of all amounts due, including but not limited to principal, interest, and liquidated damages, as well as seek recovery for any and all damages which have been sustained or may be sustained as a result of the actions described herein.

Please be guided accordingly.

Very truly yours,

YORKVILLE ADVISORS, LLC
As Investment Manager for
YA Global Investments, L.P.

By: David Gonzalez
Its: General Counsel & Managing Member

DG/jmh

Via e-mail and Regular Mail

cc: D. Stanley Rowland, Esq.
Via Fax: (415) 837-1516